ISG Resources, Inc.

         Statement re Computation of Ratio of Earnings to Fixed Charges
                          (In thousands, except ratios)

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

                                                  Year          Year       2 1/2 Months  9 1/2 Months
                                                 Ended         Ended          Ended        Ended
                                              December 31,   December 31,  December 31, October 13,  Year Ended December 31,
                                                                                                     ----------------------
                                                  1999          1998          1997         1997        1996       1995
                                             ----------------------------  ------------ ------------ --------- ------------
Fixed Charges:
     Interest on debt                              $ 12,690      $ 8,874         $ 628      $ 4,160   $ 4,853      $ 4,081
     Amortization of debt issuance costs                702          464             -            -         -            -
     Interest portion of rental expense               2,531        2,038           420        1,448     2,045        2,016
                                             ----------------------------  ------------ ------------ --------- ------------
           Total fixed charges                     $ 15,923     $ 11,376       $ 1,048      $ 5,608   $ 6,898      $ 6,097
                                             ============================  ============ ============ ========= ============

Earnings:
     Pre-tax income (loss) from continuing
       operations                                     $ 285      $ 4,808         $ 517     $ (2,478)  $(2,232)    $ (2,541)
     Add back fixed charges                          15,923       11,376         1,048        5,608     6,898        6,097
                                             ----------------------------  ------------ ------------ --------- ------------
            Total earnings                         $ 16,208     $ 16,184       $ 1,565      $ 3,130   $ 4,666      $ 3,556
                                             ============================  ============ ============ ========= ============

Ratio of Earnings to Fixed Charges                     1.02         1.42          1.49         0.56      0.68         0.58
                                             ============================  ============ ============ ========= ============

Deficit of Earnings to Fixed Charges                    $ -          $ -           $ -      $ 2,478   $ 2,232      $ 2,541
                                             ============================  ============ ============ ========= ============


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